                                                                    EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) No. 333-110979, and related Prospectus of Southern Star Central Corp. and Subsidiaries for the registration of $180 million of Senior Secured Notes due 2010 and to the use of our report dated March 21, 2003, with respect to the consolidated financial statements of Southern Star Central Corp. and Subsidiaries as of December 31, 2002 and for the period from November 16, 2002 through December 31, 2002, and the use of our report dated December 3, 2003, with respect to the financial statements of Williams Gas Pipelines Central, Inc. (the Predecessor Company) as of November 15, 2002 and December 31, 2001, and for the period from January 1, 2002 through November 15, 2002 and for each of the two years in the period ended December 31, 2001, filed with the Securities and Exchange Commission.



                                                       Ernst & Young LLP


January 9, 2004